Exhibit 99.1

Manner of Reconciliation and Additional Discussion of Tax Effected Earnings Per Share

February 14, 2006

Tax Effected Earnings Per Share is not a measure of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected Earnings Per Share should not be considered in isolation or as a substitute for the consolidated statements of operations and cash flow data prepared in accordance with GAAP, including Earnings Per Share, the most directly comparable information prepared in accordance with GAAP, as an indication of the operating performance or liquidity of Quality Distribution, Inc. Tax Effected Earnings per Share is an important metric used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. Management uses a 35% tax rate for calculating the provision for income taxes to normalize Quality’s earnings per share to that of comparable transportation companies.

Tax Effected Earnings Per Share is calculated as follows:

Net income (loss) for the period, plus the Provision for income taxes, equals income (loss) before taxes, times 65% (i.e. less tax provision (benefit) at 35% normalized tax rate), equals Tax Effected Net Income (Loss) for the period, divided by the Fully diluted weighted average number of shares for the period.

Tax Effected Earnings Per Share for the quarter and year ended December 31, 2004 is calculated from Net income (loss) for the comparable periods as follows:

	Quarter Ended 31-Dec-05*	Year Ended 31-Dec-05*	Quarter Ended 31-Dec-04	Year Ended 31-Dec-04
Net Income (loss) attributable to common shareholders			$(6,408)	$(10,702)
Provision (benefit) for income taxes			1,563	2,421

Loss before income taxes			(4,845)	(8,136)

Normalized tax provision (benefit) @ 35%	—		(1,696)	(2,848)

Tax effected net income (loss) attributable to common shareholders	$—	$—	$(3,149)	$(5,288)

Tax Effected Earnings Per Share (Outstanding)			$(0.17)	$(0.28)
Tax Effected Earnings Per Share (Fully Diluted)			$(0.17)	$(0.28)

Weighted average number of shares - outstanding			18,919	18,910
Weighted average number of shares - diluted			18,919	18,910

*	2005 Data not available at this time